EXHIBIT 10.1
LETTER OF INTENT

This letter of intent (“LOI”) dated October 7, 2005 (the “Effective Date”), sets forth the general terms of an agreement by and between MLB Advanced Media, L.P., a Delaware limited partnership (“BAM”) and CenterStaging Musical Productions, Inc., a California corporation (“CenterStaging”). When fully executed by BAM and CenterStaging, this LOI shall constitute a binding and enforceable agreement between the parties hereto effective as of the Effective Date. BAM and CenterStaging agree to use commercially reasonable efforts to negotiate in good faith and to execute a definitive agreement (the “Definitive Agreement”) consistent with the terms and conditions hereof promptly following the execution of this LOI, containing representations, warranties, covenants, conditions and indemnities customary for agreements of the scope contemplated herein, in a form and substance reasonably satisfactory to CenterStaging and BAM.

I.	Scope; Term.

A)
Scope; Exclusivity. CenterStaging has selected BAM to provide on an exclusive basis certain Interactive Media-related services during the Term, with respect to: (i) CenterStaging’s websites - i.e., Rehearsals.com (the “Rehearsals Website”) and CenterStaging.com (the “CenterStaging.com Website”) and any other websites owned or controlled by CenterStaging as of the Effective Date and throughout the Term (all such Websites collectively, the “CenterStaging Websites”), (ii) CenterStaging’s entire library of audiovisual and/or audio-only recordings of performances by artists and performers prior to the Effective Date, and (iii) all audiovisual and/or audio-only content that shall be recorded, produced and/or developed by CenterStaging at any location during the Term; provided that, the parties acknowledge that, while CenterStaging shall use commercially reasonable best efforts to obtain all necessary rights and clearances for use by BAM of the content described in subsections (ii) and (iii) above, CenterStaging may not obtain such rights and clearances for all content described in such subsections (collectively, the “CenterStaging Content,” and together with “the CenterStaging Websites,” the “CenterStaging Properties”). BAM is entering into this LOI in reliance: (i) on CenterStaging’s making available to BAM for exploitation via Interactive Media CenterStaging’s extensive pre-existing library of content and the continuing participation of artists and performers in making available their performances for recording by CenterStaging and exploitation by BAM via Interactive Media hereunder; and (ii) that the execution, delivery and performance of this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions or constitute a default under any material agreement to which CenterStaging is bound for such content that is controlled by CenterStaging, except to the extent that any breach, violation or default by CenterStaging is caused by BAM’s use of the CenterStaging Properties not in accordance with this LOI. For purposes of this LOI, “Interactive Media” shall mean PC-based Internet, wireless/mobile, satellite, IPTV and all other interactive media now known or hereafter devised.

B)	Territory. Worldwide.

C)
Term; Termination. The Term of the LOI shall be five (5) years commencing on the Effective Date, renewable as set forth in the Definitive Agreement. For purposes of this LOI, “Year 1” shall be the one-year period beginning on the Effective Date, and each respective year thereafter of the Term shall be deemed “Year 2,” “Year 3,” “Year 4,” and “Year 5”. Prior to the end of Year 5, the parties may mutually agree in writing to extend the Term for an additional five (5) year period. Except as otherwise set forth herein, this LOI may be terminated by either party immediately upon notice to the other party if the other party breaches any of its obligations in any material respect, which breach is not remedied within thirty (30) days following written notice to the breaching party.

Portions marked with {***} have been omitted pursuant to a Request for Confidential Treatment and were filed separately with the Commission.

D)
Additional Exclusivity. Provided that CenterStaging complies with its exclusivity obligations set forth in Section I(A) above, during the Term BAM agrees not to operate any website with the specific purpose of providing live or archived music rehearsals content, other than the CenterStaging Websites. Subject only to the foregoing obligation, BAM shall retain the right to provide Interactive Media services of any kind to any one (1) or more artists, bands, record labels and/or any other entertainment or music entity.

II.	Certain BAM Responsibilities.

Throughout the Term, BAM shall have the exclusive right and responsibility to execute the following, at its expense (except as otherwise noted), in addition to such other responsibilities as set forth in the Definitive Agreement:

A)	Build, host, operate, generate revenues in connection with and provide marketing support for the CenterStaging Websites and applicable content;
B)
Provide Interactive Media management expertise for all CenterStaging Content during the Term and manage all opportunities (including, without limitation, by way of third party syndication deals) in an effort to maximize all revenue across all Interactive Media for the CenterStaging Content; provided that CenterStaging shall have final approval rights over any such opportunity, such approval not to be unreasonably withheld, conditioned or delayed;

C)	Provide marketing support and customer service for Interactive Media-related aspects of the CenterStaging Properties;
D)	Provide sponsorship and advertising sales support for the CenterStaging Properties;
E)	Oversee merchandise production and fulfillment for the CenterStaging Properties;
F)	Build and operate online merchandise store with respect to the CenterStaging Properties; and
G)	Provide ticketing services (as needed) with respect to the CenterStaging Properties.
H)
Provided that CenterStaging fulfills its obligations set forth in this Agreement, BAM shall perform the services contemplated hereunder at a level no less than the level employed by BAM in connection with the MLB.com portal.

III.
Certain CenterStaging Responsibilities. Throughout the Term, CenterStaging shall be responsible for the following, at its expense (except as otherwise noted), in addition to such other responsibilities set forth in the Definitive Agreement; provided however, that in limited circumstances upon notice to CenterStaging BAM may, in its discretion, elect to undertake any one or more of the following responsibilities on its own behalf:

A)	Secure all talent in connection with the CenterStaging Properties;
B)	Record all video-based CenterStaging Content in High Definition (except in non-studio settings where HD equipment is not readily available);
C)
Record all audio-based CenterStaging Content in 5.1 / 7.1 surround mixes or in stereo (i.e., left/right) (e.g., in non-studio settings where surround equipment is not readily available, or in connection with select rehearsals where only stereo microphones are employed);

D)	Produce and edit all programming, except as otherwise mutually agreed by the parties hereto;
E)	Acquire all necessary approvals and clearances from artist/artist management, record company, publishers, etc., as further described below;
F)	Obtain, handle, and secure all rights acquisitions, licensing, clearances, performance payments, etc., as further described below
G)	Provide all rehearsal and production facilities in Los Angeles, New York City, Pennsylvania, and other locations under development and/or consideration by CenterStaging; and
H)
Supply the CenterStaging Content to BAM for use hereunder in a form, format and frequency to be determined by the parties hereto; provided that on a quarterly basis CenterStaging must provide BAM an average of no less than fifteen (15) hours of fresh CenterStaging Content for which all rights necessary for BAM to stream and/or provide for download by end users of such content via the CenterStaging Websites are secured and cleared by CenterStaging as set forth herein.

IV.	Economics.
A)
BAM shall be responsible for any and all costs associated with the creation and operation of the Interactive Media components of the CenterStaging Properties including, but not limited to, bandwidth and hosting.

B)
CenterStaging shall be responsible for any and all costs associated with providing talent and content to the CenterStaging Properties including, but not limited to, licensing fees (e.g., ASCAP, BMI, et al.) and recording costs.

C)
The parties shall share all operating cash flow generated hereunder, net of COGS (as defined below), as follows: Year 1: {***} for BAM and {***} for CenterStaging; Year 2: {***} for BAM and {***} for CenterStaging; Year 3: {***} for BAM and {***} for CenterStaging; Year 4: {***} for BAM and {***} for CenterStaging; and Year 5: {***} for BAM and {***} for CenterStaging, to be paid by BAM to CenterStaging on a monthly basis in arrears.

D)
The parties anticipate that revenues shall be generated hereunder via Interactive Media in connection with the CenterStaging Properties in areas including, but not limited to the following, each of which shall be subject to the CenterStaging’s and BAM’s mutual approval, not to be unreasonably withheld, and that of the applicable artists and/or other content supplier, solely to the extent that the revenue opportunity is conditioned upon the approval of any such third party:

i.	Paid Content Distribution.
1.
Subscription, pay-per-view, and other (b2c) distribution and sales of premium content (e.g., downloadable and/or streamed audio, video, sound recordings, full songs, music, short form videos, albums, DVDs, full-length movies, trailers, screensavers, interactive games, wireless ringtones, wallpaper, etc.; and

2.
Licensing, distribution, and carriage relationships with portals, high speed data providers, wireless carriers, content providers, content distributors, and other content syndicators and/or aggregators.

3.
To the extent that any CenterStaging Content is offered first via Interactive Media (e.g., the CenterStaging Websites) and subsequently offered via non-Interactive Media (e.g., cable or over-the-air television), then any cash flow generated by such content via such non-Interactive Media channels shall be subject to the cash flow share set forth in Section IV.C above.

ii.
E-Commerce. Sales via Interactive Media of clothing, books, CDs, DVDs, live concert recordings, rehearsal recordings, studio recordings, VIP experience packages, memorabilia, auction, digital/hardware devices, etc. To avoid doubt, CenterStaging retains the right to produce and sell hard-goods based upon the CenterStaging Content (e.g., DVDs, books, etc.) via non-Interactive Media retail channels.

iii.
Sponsorship & Advertising. The parties anticipate selling presenting and “powered by” sponsorships (e.g., Rehearsals.com, powered by [sponsor]), sponsorships of particular Interactive Media-based features and events (e.g., “Pepsi Roadcase Production Series”), consumer promotions (e.g., Verizon “Before-the-Tour” Ticket Sweepstakes); sponsored votes and polls, and advertising in appropriate locations throughout the CenterStaging Properties and/or in connection with third party websites/channels etc. in, on or through which the CenterStaging Properties are delivered or distributed.

iv.	Ticketing. Sales via Interactive Media of tickets to concerts, live tapings, production rehearsals, VIP experience packages, or any other events, etc.

In connection with each of the foregoing revenue-generating areas, Costs of Goods Sold (“COGS”) shall mean, collectively, the following costs and expenses: with respect to: (i) Paid Content Distribution: costs of streaming concerts, events, and the like to end users for viewing on a live, real-time basis; provided that “COGS” shall not include such streaming costs for viewing on an archived basis; (ii) E-Commerce: wholesale costs of merchandise, taxes, actual freight, delivery and/or handling charges, discounts, rebates, chargebacks, vouchers and/or other compensation to unrelated resellers or customers; (iii) Sponsorship and Advertising: mandatory, substantiated unrelated third party advertisement commissions; and (iv) Ticketing: ticket face value, taxes, actual freight, delivery and/or handling charges. To avoid doubt, COGS shall not include either party’s capital expenditures, working capital requirements, internal human resource costs, overhead, operating or real estate costs, except as otherwise set forth in the previous sentence.

E)
BAM shall be entitled to warrants to purchase shares of the common stock of Knight Fuller, Inc., the parent company of CenterStaging, in three tranches, as follows: (a) upon the earlier of execution of the Definitive Agreement or December 31, 2005 (the "First Vesting Date"), warrants to purchase 800,000 shares (i.e., the first tranche) at an exercise price of $2.50 (b) provided the agreement between CenterStaging and BAM shall not have been terminated, warrants to purchase up to an additional 850,000 shares at an exercise price equal to the fifteen-day trailing average market share price of the common stock as of the last day of the month during which CenterStaging’s annual gross revenues equal or exceed $75,000,000 (the "Second Vesting Date"), and (c) provided the agreement between CenterStaging and BAM shall not have been terminated, warrants to purchase up to an additional 850,000 shares at an exercise price equal to the fifteen-day trailing average market share price of the common stock as of the last day of the month during which CenterStaging's annual gross revenues equal or exceed $125,000,000 (the "Third Vesting Date"). MLBAM shall have a period of three (3) years from each of the foregoing Vesting Dates in order to elect to exercise such warrants. The other terms of the warrants will be set forth in the Definitive Agreement.

V.
Clearances/Releases. At its expense, CenterStaging must obtain all releases, licenses (e.g., ASCAP, BMI, et al.), clearances, permits and all other rights necessary to display, perform, publish, transmit, distribute, reproduce, and otherwise use all names, trademarks, logos, likenesses, photographs, musical compositions, sound recordings, video recordings, film footage, artwork, audio, video, sound recordings/musical compositions synchronized to images, rights of publicity, and all other works contained within and in connection with the CenterStaging Content fixed in any and all media (collectively, the “Licensed Content”) for use or sale as contemplated by this Agreement, and shall provide written confirmation that it has obtained the foregoing in each case. CenterStaging shall indemnify BAM from any third-party claim arising from BAM’s exploitation of any Licensed Content.

VI.	Content Ownership. Subject to the parties’ revenue sharing set forth above:

A)
BAM shall own an undivided one hundred (100%) percent interest in all right, title and interest in all applications, technologies, business methods and processes, computer software, servers, tools, concepts, know-how, techniques, and the like, used in connection with BAM’s development, operation and/or maintenance of the CenterStaging Properties pursuant hereto.

B)
Notwithstanding the foregoing, CenterStaging shall retain an undivided one hundred (100%) percent ownership interest in all copyright and other intellectual property rights in and to the Licensed Content, including but not limited to, recording contracts, professional names and likenesses, domain names, trademarks, logos, musical compositions, publishing, performance rights, and rights of publicity.

C)
The parties shall jointly own all user data submitted in connection with the CenterStaging Websites and via any other Interactive Media, and shall use such data in accordance with all applicable laws and regulations.

VII.	Miscellaneous.

A)
Confidentiality. CenterStaging and BAM acknowledge and agree that the terms of this LOI and the Definitive Agreement are and shall remain confidential and shall not be disclosed to any third party, without the prior written approval of the other party, unless otherwise required by a governmental entity, a court of law, or by the Office of the Commissioner of Major League Baseball in connection with the approval of the Definitive Agreement.

B)	No Joint Venture. This LOI shall not create a joint venture, partnership, principal-agent, employer-employee or similar relationship between CenterStaging and BAM.

C)
Amendment/Waiver. This LOI, or any term thereof, may only be modified, amended or waived by a written instrument duly executed by both parties, and a failure of either party to enforce any term of this LOI shall not constitute a waiver by that party of such term or any other term of this LOI.

D)
Binding Effect.  The parties agree that until such time as the Definitive Agreement has been fully executed and delivered, that the terms and conditions of this LOI shall be binding and enforceable against the parties, and that the terms and conditions as set forth herein shall control unless and until such term and conditions are superseded by the fully executed Definitive Agreement.

E)
Governing Law/Jurisdiction. The validity, construction, and enforceability of this LOI shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely within that State.

F)	Reservation of Rights. All rights not expressly granted by either party pursuant to this LOI are expressly reserved to that party.

Dated: October 7, 2005

AGREED AND ACCEPTED:

MLB ADVANCED MEDIA, L.P.
By Its General Partner, MLB Advanced Media, Inc.

By: _____________________________
Name:
Title:

CENTERSTAGING MUSICAL PRODUCTIONS, INC.

By: _____________________________
Name:
Title: